Exhibit 99.1

PAPA JOHNS ANNOUNCES THIRD QUARTER 2023 FINANCIAL RESULTS

Louisville, Kentucky (November 2, 2023) – Papa John’s International, Inc. (NASDAQ: PZZA) (“Papa Johns®”) today announced financial results for the third quarter ended September 24, 2023.

Highlights
•North America comparable sales were up 3% compared with the third quarter of 2022 as transaction growth delivered 6% comparable sales at Domestic Company-owned restaurants and 2% comparable sales at North America franchised restaurants; International comparable sales were down less than 1% from a year ago.
•45 net unit openings in the third quarter driven by International growth; North America outlook remains solid but lowering 2023 development expectations to 245 to 260 net new units due to the dynamic geopolitical environment.
•Global system-wide restaurant sales were $1.23 billion, a 5%(a) increase from the prior year third quarter.
•Total revenues of $523 million were up 2% from the third quarter a year ago driven by higher Domestic Company-owned restaurant sales and higher International revenues resulting from the consolidation of recently acquired restaurants in the UK.
•Operating income of $32 million increased 64% from the third quarter of 2022, while adjusted operating income of $34 million was in line with the prior year period.
•Diluted earnings per common share was $0.48, compared with $0.23 for the third quarter of 2022; Adjusted diluted earnings per common share(b) was $0.53, compared with $0.54 for the third quarter a year ago.

“Strong execution by our teams and franchisees led to solid system-wide restaurant sales growth, transaction-led North America comp growth and improving North America restaurant-level margin in the third quarter,” said Rob Lynch, Papa Johns president and CEO. “Our ability to grow transactions in an ongoing challenging environment, while maintaining average ticket, confirms the strong consumer demand for our product offerings. Menu innovation, revenue management enhancements, and continued growth in our third-party aggregator channel contributed to our year-over-year sales growth this quarter.”

“Despite this strong sales growth in North America, our adjusted operating income was just in line with the third quarter last year due to the dilutive impact of our recently acquired restaurants in the UK,” continued Lynch. “Importantly, our North America company-owned restaurant margins improved approximately 130 basis points and revenues from our North America franchise segment grew 4%. We have a resilient business model that can thrive in all economic cycles and we’re confident we’ll build sustainable long-term value for all stakeholders.”

Commenting on its North America Commissary segment, Lynch said, “Papa Johns is uniquely positioned in the QSR industry with a vertically integrated supply chain that operates on a fixed operating margin
_______________________________________________________
(a) Excludes the impact of foreign currency.
(b) Represents a non-GAAP financial measure. See “Non-GAAP Measures” for a reconciliation to the most comparable US GAAP measure.

basis. Although the margins on this business are lower than our other revenue channels, it is a consistent way for us to provide our system with the fresh ingredients necessary to deliver the level of quality that we demand. This channel is our largest source of company revenue and, as our business continues to scale, we believe there are additional margin expansion opportunities for both Papa Johns and our growing North American franchisees. Our goal is to deliver profitable growth and overall supply chain productivity that drives cost savings and incremental profit for our system, without compromising our best-in-class quality.”

“As we evolve our commissary business model, we will be increasing our fixed operating margin by 100 basis points in each of the next four years, from 4% in 2023 to 8% in 2027. Concurrently, we will be offering new opportunities for our franchisees to earn annual incentive-based rebates as they increase volume and open new restaurants, which will drive even more continued productivity for our system.”

Financial Highlights

	Three Months Ended			Nine Months Ended
(In thousands, except per share amounts)	September 24, 2023	September 25, 2022	Increase (Decrease)	September 24, 2023	September 25, 2022	Increase (Decrease)
Total revenues	$522,812	$510,512	$12,300	$1,564,391	$1,575,869	$(11,478)
Operating income	$31,868	$19,461	$12,407	$104,576	$72,800	$31,776
Adjusted operating income (a)	$33,638	$33,593	$45	$109,671	$119,235	$(9,564)
Net income attributable to the Company	$15,861	$8,331	$7,530	$56,005	$44,258	$11,747
Diluted earnings per common share	$0.48	$0.23	$0.25	$1.68	$1.22	$0.46
Adjusted diluted earnings per common share (a)	$0.53	$0.54	$(0.01)	$1.80	$2.23	$(0.43)

(a) Represents a Non-GAAP financial measure. See “Non-GAAP Measures” for a reconciliation to the most comparable US GAAP measures.

Total revenues of $522.8 million increased $12.3 million, or 2.4%, in the third quarter of 2023 compared with the prior year period. Excluding the impact of purchasing 118 International restaurants (“UK Company-owned restaurants”) in the second and third quarters of 2023, total revenues increased $4.7 million, or 0.9%, compared with the prior period. Revenues from Domestic Company-owned restaurants were up $11.1 million, reflecting comparable sales growth of 5.9%. North America franchise royalties grew $1.3 million as restaurants reflected comparable sales growth of 2.2% during the quarter. International revenues were up $3.2 million, or 12.5%, excluding the impact of the UK Company-owned restaurants as new unit development drove increases. These increases were offset by $11.2 million of lower North America commissary revenues, a result of decreased commodity prices in 2023 compared with 2022, which was partially offset by increased revenues due to higher transaction volume.

For the third quarter of 2023, global system-wide restaurant sales were $1.23 billion, up 5.1% from a year ago (excluding the impact of foreign currency). The increase reflected higher equivalent units from net restaurant openings primarily in International markets and comparable sales growth.

Third quarter operating income increased $12.4 million to $31.9 million compared with the prior year. Operating income increased as a result of improved North America comparable sales during the period, driven by transaction growth, lower food costs and continued operational efficiency improvements. The increased operating income also included the impact of a prior year $10.0 million legal settlement. Partially offsetting these increases in the current quarter were higher variable compensation expense, employee benefit costs and depreciation expense compared with a year ago, in addition to operating losses attributable to the recently acquired UK Company-owned restaurants. Adjusted operating income(a) was $33.6 million, in line with results from the prior year period.

Diluted earnings per common share was $0.48 for the third quarter of 2023 compared with $0.23 in the third quarter of 2022. Adjusted diluted earnings per common share(a) was $0.53 for the third quarter of 2023 compared with $0.54 in the third quarter of 2022. These changes were driven by the same factors impacting operating income and adjusted operating income as discussed above. In addition, diluted earnings per common share and adjusted diluted earnings per common share reflected higher interest expense and a lower effective tax rate compared with the third quarter of 2022. Interest expense increased in 2023 largely due to higher borrowings used to fund share repurchases in the first quarter.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the SEC for additional information concerning our operating results for the three and nine months ended September 24, 2023.

Global Restaurant Sales Information

Global restaurant and comparable sales information for the third quarter and nine months ended September 24, 2023, compared with the third quarter and nine months ended September 25, 2022 are as follows (See “Supplemental Information and Financial Statements” below for related definitions):

	Three Months Ended		Nine Months Ended
Amounts below exclude the impact of foreign currency	September 24, 2023	September 25, 2022	September 24, 2023	September 25, 2022
Comparable sales growth (decline):
Domestic Company-owned restaurants	5.9%	(2.2)%	3.8%	(1.6)%
North America franchised restaurants	2.2%	(0.5)%	(0.4)%	1.2%
North America restaurants	2.9%	(0.8)%	0.4%	0.6%
International restaurants	(0.3)%	(10.1)%	(2.3)%	(5.8)%
Total comparable sales growth (decline)	2.2%	(3.4)%	(0.2)%	(1.1)%
System-wide restaurant sales growth (decline):
Domestic Company-owned restaurants	6.7%	0.5%	4.7%	0.8%
North America franchised restaurants	3.2%	0.9%	1.1%	2.5%
North America restaurants	3.9%	0.8%	1.8%	2.2%
International restaurants (a)	8.8%	(0.4)%	6.8%	5.3%
Total global system-wide restaurant sales growth (decline)	5.1%	0.5%	3.0%	2.9%

(a) The nine months ended September 25, 2022 exclude the impact of franchisee suspended restaurants.

Global Restaurant Unit Data

As of September 24, 2023, there were 5,825 Papa Johns restaurants operating in 48 countries and territories, as follows:

Third Quarter	Domestic Company Owned	Franchised North America	Total North America	International Company Owned	International Franchised	Total International	System-wide
Beginning - June 25, 2023	521	2,868	3,389	91	2,300	2,391	5,780
Opened	—	15	15	—	55	55	70
Closed	—	(7)	(7)	—	(18)	(18)	(25)
Acquired	9	—	9	27	—	27	36
Sold	—	(9)	(9)	—	(27)	(27)	(36)
Refranchised	(4)	4	—	—	—	—	—
Ending - September 24, 2023	526	2,871	3,397	118	2,310	2,428	5,825
Net Unit Growth	5	3	8	27	10	37	45
Trailing four quarters net store growth/(decline)	4	35	39	118	79	197	236

Free Cash Flow

Free cash flow, a non-GAAP financial measure which the Company defines as net cash provided by operating activities, less purchases of property and equipment, was $76.0 million for the nine months ended September 24, 2023, compared with $28.1 million in the prior year period. The year over year change primarily reflects higher cash flow from operating activities as a result of higher net income and favorable working capital changes.

	Nine Months Ended
(in thousands)	September 24, 2023	September 25, 2022
Net cash provided by operating activities	$126,936	$76,553
Purchases of property and equipment	(50,905)	(48,424)
Free cash flow	$76,031	$28,129

We view free cash flow as an important financial measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s GAAP measures.

Cash Dividend

The Company paid cash dividends of $15.2 million ($0.46 per common share) in the third quarter of 2023. On October 24, 2023, our Board of Directors declared a fourth quarter dividend of $0.46 per common share. The dividend will be paid on November 24, 2023 to stockholders of record as of the close of business on November 13, 2023.

Conference Call

Papa Johns will host a call with analysts today, November 2, 2023, at 8:00 a.m. Eastern Time. To access the conference call or webcast, please register online at: ir.papajohns.com/events-presentations. A replay of the webcast will be available two hours after the call and archived on the same web page.

About Papa Johns

Papa John’s International, Inc. (NASDAQ: PZZA) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA.® Papa Johns believes that using high-quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa Johns tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa Johns is co-headquartered in Atlanta, Ga. and Louisville, Ky. and is the world’s third-largest pizza delivery company with more than 5,800 restaurants in approximately 50 countries and territories. For more information about the Company or to order pizza online, visit www.papajohns.com or download the Papa Johns mobile app for iOS or Android.

Forward-Looking Statements

Certain matters discussed in this press release and other Company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “outlook”, “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements include or may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, share repurchases, the current economic environment, commodity and labor costs, currency fluctuations, profit margins, supply chain operating margin, net unit growth, unit level performance, capital expenditures, restaurant and franchise development, restaurant acquisitions, labor shortages, labor cost increases, inflation, royalty relief, franchisee support and incentives, the effectiveness of our menu innovations and other business initiatives, investments in product and digital innovation, marketing efforts and investments, liquidity, compliance with debt covenants, impairments, strategic decisions and actions, dividends, effective tax rates, regulatory changes and impacts, investments in the UK market, adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

Our forward-looking statements are based on our assumptions which are based on currently available information. Actual outcomes and results may differ materially from those matters expressed or implied in our forward-looking statements as a result of various factors, including but not limited to risks related to: deteriorating economic conditions in the U.S. and international markets, including the United Kingdom; labor shortages at Company and/or franchised stores and our quality control centers; increases in labor costs, commodity costs, supply chain incentive-based rebates, or sustained higher other operating costs, including as a result of supply chain disruption, inflation or climate change; the potential for delayed new store openings, both domestically and internationally, or lower net unit development due to changing circumstances outside of our control; the increased risk of phishing, ransomware and other cyber-attacks; risks and disruptions to the global economy and our business related to the conflict in Ukraine and other international conflicts; risks related to a possible economic recession or downturn that could reduce consumer spending or demand; and continuing risks related to outbreak of COVID-19 and other health crises. These and other risks, uncertainties and assumptions that are involved in our forward-looking statements are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 25, 2022 as updated by those included in our Quarterly Report on Form 10-Q for the quarter ended June 25, 2023. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

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For more information about the company, please visit www.papajohns.com.

Contacts:

Papa Johns Investor Relations
investor_relations@papajohns.com

Supplemental Information and Financial Statements

Definitions

“Comparable sales” represents sales for the same base of restaurants for the same fiscal periods. “Comparable sales growth (decline)” represents the change in year-over-year comparable sales. “Global system-wide restaurant sales” represents total restaurant sales for all Company-owned and franchised restaurants open during the comparable periods, and “Global system-wide restaurant sales growth (decline)” represents the change in global system-wide restaurant sales year-over-year. Comparable sales, Comparable sales growth (decline), Global system-wide restaurant sales and Global system-wide sales growth (decline) exclude franchisees for which we suspended corporate support.

“Equivalent units” represents the number of restaurants open at the beginning of a given period, adjusted for restaurants opened, closed, acquired or sold during the period on a weighted average basis.

We believe Domestic Company-owned, North America franchised, and International Comparable sales growth (decline) and Global system-wide restaurant sales information is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Comparable sales and Global system-wide restaurant sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation. Franchise sales also generate commissary revenue in the United States and in certain international markets. Comparable sales growth (decline) and Global system-wide restaurant sales information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of Global system-wide restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in the Company’s revenues.

Non-GAAP Measures

In addition to the results provided in accordance with U.S. GAAP, we provide certain non-GAAP measures, which present results on an adjusted basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and include the following: adjusted operating income, adjusted net income attributable to common shareholders and adjusted diluted earnings per common share. We believe that our non-GAAP financial measures enable investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they reflect metrics that our management team and Board utilize to evaluate our operating performance, allocate resources and administer employee incentive plans. The most directly comparable U.S. GAAP measures to adjusted operating income, adjusted net income attributable to common shareholders and adjusted diluted earnings per common share are operating income, net income attributable to common shareholders and diluted earnings per common share, respectively. These non-GAAP measures should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s U.S. GAAP results. The table below reconciles our GAAP financial results to our non-GAAP financial measures.

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 24, 2023	September 25, 2022	September 24, 2023	September 25, 2022

Operating income	$31,868	$19,461	$104,576	$72,800
UK repositioning and acquisition-related costs (a)	1,193	—	2,501	—
Refranchising and impairment losses (b)	—	905	—	26,701
Legal settlements (c)	577	10,000	577	15,000
Provision for uncollectible accounts and notes receivable (d)	—	3,227	—	3,227
Other costs (e)	—	—	2,017	1,507
Adjusted operating income	$33,638	$33,593	$109,671	$119,235

Net income attributable to common shareholders	$15,861	$8,245	$56,005	$43,996
UK repositioning and acquisition-related costs (a)	1,193	—	2,501	—
Refranchising and impairment losses (b)	—	905	—	26,701
Legal settlements (c)	577	10,000	577	15,000
Provision for uncollectible accounts and notes receivable (d)	—	3,227	—	3,227
Other costs (e)	—	—	2,017	1,507
Tax effect of adjustments (f)	(404)	(3,180)	(1,162)	(10,449)
Adjusted net income attributable to common shareholders (g)	$17,227	$19,197	$59,938	$79,982

Diluted earnings per common share	$0.48	$0.23	$1.68	$1.22
UK repositioning and acquisition-related costs (a)	0.04	—	0.07	—
Refranchising and impairment losses (b)	—	0.03	—	0.75
Legal settlements (c)	0.02	0.28	0.02	0.42
Provision for uncollectible accounts and notes receivable (d)	—	0.09	—	0.09
Other costs (e)	—	—	0.06	0.04
Tax effect of adjustments (f)	(0.01)	(0.09)	(0.03)	(0.29)
Adjusted diluted earnings per common share (g)	$0.53	$0.54	$1.80	$2.23

See footnotes on following page

Footnotes to Non-GAAP Financial Measures
(a)Represents costs associated with repositioning the UK portfolio as well as transaction costs related to the acquisition of stores from franchisees.
(b)Refranchising and impairment losses consisted of the following pre-tax adjustments:

	Three Months Ended	Nine Months Ended
(In thousands)	September 25, 2022	September 25, 2022
Refranchising impairment loss (1)	$—	$8,412
Ukraine-related charge (2)	—	17,384
PJUK lease impairment (3)	905	905
Total adjustment	$905	$26,701
(1)    Represents a one-time, non-cash charge of $8.4 million ($0.23 loss per diluted share) recorded in the first quarter of 2022 associated with the refranchising of the Company’s controlling interest in the 90-restaurant joint venture, recorded as Refranchising and impairment loss.
(2)    Represents a one-time non-cash charge of $17.4 million ($0.48 loss per diluted share) recorded in the first quarter of 2022 related to the reserve of certain loans and impairment of reacquired franchise rights related to the conflict in Ukraine and subsequent international government actions and sanctions, which were recorded as Refranchising and impairment loss of $2.8 million and General and administrative expenses of $14.6 million.
(3)    An impairment charge of $0.9 million on the right-of-use assets on leases recorded in the third quarter of 2022 associated with the termination of a significant franchisee in the United Kingdom, which was recorded in Refranchising and impairment loss.
(c) Represents accruals for certain legal settlements, recorded in General and administrative expenses.
(d) Represents a $3.2 million charge recorded in the third quarter of 2022 associated with the termination of a significant franchisee in the United Kingdom related to the reserve of certain accounts and notes receivable.
(e) Represents severance and related costs associated with the transition of certain executives incurred during the three and nine-month periods ended September 24, 2023 and September 25, 2022, which were recorded in General and administrative expenses.

(f) The tax effect on non-GAAP adjustments was calculated by applying the marginal tax rates of 22.8% and 22.5% for the three and nine-month periods ended September 24, 2023 and September 25, 2022, respectively.

(g) Amounts shown exclude the impact of allocation of undistributed earnings to participating securities.

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)	September 24, 2023	December 25, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,492	$47,373
Accounts receivable, net	109,697	102,533
Notes receivable, current portion	5,169	6,848
Income tax receivable	1,162	8,780
Inventories	37,666	41,382
Prepaid expenses and other current assets	51,943	44,123
Assets held for sale (a)	3,427	—
Total current assets	246,556	251,039
Property and equipment, net	268,087	249,793
Finance lease right-of-use assets, net	34,443	24,941
Operating lease right-of-use assets	166,360	172,425
Notes receivable, less current portion, net	15,016	21,248
Goodwill	76,011	70,616
Other assets	71,092	74,165
Total assets	$877,565	$864,227

Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit
Current liabilities:
Accounts payable	$68,020	$62,316
Income and other taxes payable	9,738	8,766
Accrued expenses and other current liabilities	153,772	142,535
Current deferred revenue	19,565	21,272
Current finance lease liabilities	9,520	6,850
Current operating lease liabilities	25,935	23,418
Current portion of long-term debt	14,789	—
Total current liabilities	301,339	265,157
Deferred revenue	20,699	23,204
Long-term finance lease liabilities	26,305	19,022
Long-term operating lease liabilities	153,506	160,905
Long-term debt, less current portion, net	769,210	597,069
Other long-term liabilities	65,494	68,317
Total liabilities	1,336,553	1,133,674

Redeemable noncontrolling interests	910	1,217

Stockholders’ deficit:
Common stock ($0.01 par value per share; issued 49,227 at September 24, 2023 and 49,138 at December 26, 2022)	492	491
Additional paid-in capital	447,699	449,829
Accumulated other comprehensive loss	(7,916)	(10,135)
Retained earnings	208,132	195,856
Treasury stock (16,754 shares at September 24, 2023 and 14,402 shares at December 26, 2022, at cost)	(1,123,599)	(922,434)
Total stockholders’ deficit	(475,192)	(286,393)
Noncontrolling interests in subsidiaries	15,294	15,729
Total Stockholders’ deficit	(459,898)	(270,664)
Total Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit	$877,565	$864,227
(a) Represents vacant land adjacent to the Company’s Louisville office, which was sold on September 29, 2023.

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 24, 2023	September 25, 2022	September 24, 2023	September 25, 2022

Revenues:
Domestic Company-owned restaurant sales	$177,195	$166,050	$532,841	$536,226
North America franchise royalties and fees	35,041	33,712	105,824	102,897
North America commissary revenues	204,887	216,115	624,433	645,177
International revenues	42,927	30,735	108,998	97,310
Other revenues	62,762	63,900	192,295	194,259
Total revenues	522,812	510,512	1,564,391	1,575,869
Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic Company-owned restaurant expenses	145,433	138,299	436,922	441,986
North America commissary expenses	189,551	203,129	576,434	604,689
International expenses	29,796	18,196	67,542	57,346
Other expenses	57,587	59,249	177,661	180,452
General and administrative expenses	52,173	57,935	154,441	168,519
Depreciation and amortization	16,404	13,338	46,815	38,012
Total costs and expenses	490,944	490,146	1,459,815	1,491,004
Refranchising and impairment loss	—	(905)	—	(12,065)
Operating income	31,868	19,461	104,576	72,800
Net interest expense	(11,378)	(7,623)	(31,674)	(17,967)
Income before income taxes	20,490	11,838	72,902	54,833
Income tax expense	4,539	3,374	16,546	9,212
Net income before attribution to noncontrolling interests	15,951	8,464	56,356	45,621
Net income attributable to noncontrolling interests	(90)	(133)	(351)	(1,363)
Net income attributable to the Company	$15,861	$8,331	$56,005	$44,258

Calculation of net income for earnings per share:
Net income attributable to the Company	$15,861	$8,331	$56,005	$44,258
Dividends paid to participating securities	—	(86)	—	(228)
Net income attributable to participating securities	—	—	—	(34)
Net income attributable to common shareholders	$15,861	$8,245	$56,005	$43,996

Basic earnings per common share	$0.49	$0.23	$1.69	$1.23
Diluted earnings per common share	$0.48	$0.23	$1.68	$1.22

Basic weighted average common shares outstanding	32,564	35,259	33,053	35,602
Diluted weighted average common shares outstanding	32,800	35,448	33,287	35,840

Dividends declared per common share	$0.46	$0.42	$1.30	$1.12

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
(In thousands)	September 24, 2023	September 25, 2022

Operating activities
Net income before attribution to noncontrolling interests	$56,356	$45,621
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for allowance for credit losses on accounts and notes receivable	1,348	18,576
Depreciation and amortization	46,815	38,012
Refranchising and impairment loss	—	12,065
Deferred income taxes	3,481	519
Stock-based compensation expense	13,224	14,246
Other	331	(466)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(11,643)	(19,584)
Income tax receivable	7,617	(1,146)
Inventories	3,875	(8,185)
Prepaid expenses and other current assets	(2,104)	2,065
Other assets and liabilities	2,057	(4,919)
Accounts payable	15,237	16,188
Income and other taxes payable	1,087	(1,789)
Accrued expenses and other current liabilities	(6,579)	(32,404)
Deferred revenue	(4,166)	(2,246)
Net cash provided by operating activities	126,936	76,553
Investing activities
Purchases of property and equipment	(50,905)	(48,424)
Notes issued	(7,310)	(2,248)
Repayments of notes issued	5,759	8,125
Acquisitions, net of cash acquired	(5,599)	(1,346)
Proceeds from refranchising, net of cash transferred	—	13,588
Other	401	76
Net cash used in investing activities	(57,654)	(30,229)
Financing activities
Net proceeds of revolving credit facilities	185,789	66,999
Proceeds from exercise of stock options	1,816	2,730
Acquisition of Company common stock	(210,348)	(95,000)
Dividends paid to common stockholders	(43,641)	(39,949)
Tax payments for equity award issuances	(6,279)	(9,426)
Distributions to noncontrolling interests	(651)	(1,090)
Other	(5,825)	(3,480)
Net cash used in financing activities	(79,139)	(79,216)
Effect of exchange rate changes on cash and cash equivalents	(24)	(1,100)
Change in cash and cash equivalents	(9,881)	(33,992)
Cash and cash equivalents at beginning of period	47,373	70,610
Cash and cash equivalents at end of period	$37,492	$36,618